Exhibit 3.4

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:13 PM 05/07/2021
FILED 06:13 PM 05/07/2021
SR 20211662196 - File Number 5721264

CERTIFICATE OF INCORPORATION

OF

AFRICAN AGRICULTURE, INC.

(Under Section 102 of the Delaware General Corporation Law)

FIRST: The name of the corporation is African Agriculture, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, 19808, County of New Castle. The name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which Corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is 50,000 shares, consisting of common stock, $0.0001 par value per share.

FIFTH: The name and mailing address of the incorporator is:

Brian R. Forman, Esq.

c/o Morrison Cohen LLP

909 Third Avenue

New York, New York 10022

SIXTH: The Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend or repeal the by-laws of the Corporation, without any action on the part of the stockholders of the Corporation, but the stockholders of the Corporation may make additional by-laws and may amend or repeal any by-laws whether adopted by them or otherwise.

SEVENTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by subsection 102(b)(7) of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

EIGHTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

IN WITNESS WHEREOF, I have executed this Certificate on May 7, 2021.

/s/ Brian R. Forman
Brian R. Forman, Incorporator
Morrison Cohen LLP
909 Third Avenue
New York, New York 10022